DMC Dynamic Materials
    C O R P O R A T I O N
              GROUPE SNPE


FOR IMMEDIATE RELEASE
March 9, 2005

CONTACTS:
Dynamic Materials Corporation                      Investors and Financial Media
Richard A. Santa                          Pfeiffer High Investor Relations, Inc.
Vice President & Chief Financial Officer                              Geoff High
303-604-3938                                                        303-393-7044

        DYNAMIC MATERIALS RECEIVES ORDER VALUED AT MORE THAN $5.3 MILLION
           FOR WORK ON NICKEL HYDROMETALLURGY PROJECT IN NEW CALEDONIA

              Order Represents One of the Largest in DMC's History

BOULDER, Colo. March 9, 2005 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), one of the world's leading providers of explosion-bonded clad metal plates and other advanced metal fabrications, today announced it has received an order valued at more than $5.3 million for work on a nickel hydrometallurgy project in New Caledonia.

In an effort to optimize production efficiencies and meet customer delivery requirements, DMC will utilize manufacturing capacity at its plants in both Mount Braddock, Pa. and Rivesaltes, France. Shipments are expected to begin during this year's third quarter and most of the order is expected to ship by the end of 2005.

"This order is indicative of the elevated activity we are witnessing in a number of international industries we serve," said Yvon Cariou, president and CEO. "New Caledonia is believed to hold a substantial portion of the world's nickel resources, and hydrometallurgy represents an increasingly important part of the nickel production process. As a key supplier to this industry, we are pleased to have the exposure this order should generate for DMC and its specialized products."

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-bonded clad metal plates and other metal fabrications for use in petrochemical, chemical processing, power generation, commercial aircraft, defense and a variety of other industries. The Company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to perform metal cladding, and AMK Welding, which utilizes various technologies to weld components for use in jet engines and ground-based turbines. For more information, visit the Company's website at www.dynamicmaterials.com.


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Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2003.

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